                                                                                                                Exhibit 12
                                                         McDONALD'S CORPORATION
                                                 STATEMENT RE:  COMPUTATION OF RATIOS
                                                         (Dollars in Millions)


                                                         Six Months
                                                       Ended June 30,                   Years Ended December 31,
                                                      1994       1993       1993       1992       1991       1990       1989
                                                      ----       ----       ----       ----       ----       ----       ----
     EARNINGS AVAILABLE FOR FIXED CHARGES
     - Income before provision for income taxes      $874.0     $773.0    $1,675.7   $1,448.1   $1,299.4   $1,246.3   $1,157.2

     - Minority interest in operating results of
       majority-owned subsidiaries, less equity in
       undistributed operating results of
       less-than-50% owned affiliates                   2.9        4.1         6.9        5.3        5.1        0.6        1.3

     - Provision for income taxes of 50% owned
       affiliates included in consolidated income
       before provision for income taxes               10.2       11.4        34.2       29.4       34.1       28.8       29.3

     - Portion of rent charges (after reduction
       for rental income from subleased
       properties) considered to be representative
       of interest factors*                            38.6       35.0        71.6       70.1       67.9       59.0       51.8

     - Interest expense, amortization of debt
       discount and issuance costs, and
       depreciation of capitalized interest*          164.1      182.1       358.0      413.8      433.9      411.9      332.3
                                                   ---------------------------------------------------------------------------
                                                   $1,089.8   $1,005.6    $2,146.4   $1,966.7   $1,840.4   $1,746.6   $1,571.9
                                                   ===========================================================================
     FIXED CHARGES
     - Portion of rent charges (after reduction
       for rental income from subleased
       properties) considered to be representative
       of interest factors*                           $38.6      $35.0       $71.6      $70.1      $67.9      $59.0      $51.8

     - Interest expense and amortization of debt
       discount and issuance costs*                   162.7      177.5       349.3      405.4      425.7      403.4      324.8

     - Capitalized interest*                            9.1        6.9        20.7       20.5       28.5       38.9       31.8
                                                   ---------------------------------------------------------------------------
                                                     $210.4     $219.4      $441.6     $496.0     $522.1     $501.3     $408.4
                                                   ===========================================================================
     RATIO OF EARNINGS TO FIXED CHARGES                5.18       4.58        4.86       3.96       3.53       3.48       3.85
                                                   ===========================================================================

     *Includes amounts of the Registrant and its majority-owned subsidiaries, and one-half of the amounts of 50%-owned affiliates.